Exhibit 5.1

October 23, 2013

AllianceBernstein L.P.
1345 Avenue of the Americas

New York, NY 10105

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to AllianceBernstein L.P., a Delaware limited partnership (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.  The Registration Statement relates to the issuance of Contingent Value Rights (“CVRs”) by the Company pursuant to the Agreement and Plan of Merger, dated as of August 15, 2013 (as it may be amended from time to time, and including all exhibits thereto, the “Merger Agreement”) by and among the Company, AllianceBernstein 2013 Merger Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and W.P. Stewart & Co., Ltd., a Delaware corporation (“W.P. Stewart”), which provides for the merger of Merger Sub with and into W.P. Stewart, with W.P. Stewart continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”).  The CVRs will be issued under the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into by and between the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Trustee”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, the form of CVR Agreement filed as an annex to the Registration Statement, the form of certificates representing the CVRs, certain resolutions of the Board of Directors of the general partner of the Company relating to the transactions contemplated by the Merger Agreement and the CVR Agreement, and such corporate and partnership records and other documents, and have considered such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and its general partner and certificates of officers of the Company and its general partner and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.

In rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents, and the legal capacity of all individuals executing any of the foregoing documents.  In making our examination of executed documents we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and (except to the extent expressly set forth below) the validity and binding effect thereof on such parties.  We have also assumed that the CVR Agreement and the CVRs will be executed and delivered substantially in the form examined by us and that the CVRs will be manually signed or countersigned, as the case may be, by duly authorized officers of the Trustee.  In addition, we have assumed that the CVR Agreement will have been executed and delivered by the Company and will have been authorized, executed and delivered by the Trustee, and the CVR Agreement will constitute a valid and binding obligation of the Trustee in accordance with its terms.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Merger becomes effective under applicable law and (ii) the CVR certificates (in the form examined by us) have been duly executed by the Company and authenticated by the Trustee, in each case in accordance with the terms of the CVR Agreement, and have been delivered upon consummation of the Merger in accordance with the terms of the Merger Agreement, the CVRs will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (b) the applicability or effect of any fraudulent transfer, preference or similar law on any of the transactions contemplated by the CVR Agreement or the Merger Agreement.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than (a) the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the CVR Agreement and the Merger Agreement, and (b) the General Corporation Law of the State of Delaware, as amended (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz